EXHIBIT 99.1

                  ElkCorp Comments on BMCA Proposal


    DALLAS--(BUSINESS WIRE)--Nov. 16, 2006--ElkCorp (NYSE:ELK) today issued the statement below in response to BMCA's amended 13D filing and letter in which BMCA proposes to acquire ElkCorp for $35 per share in cash. As announced on November 6, ElkCorp's Board of Directors is engaged in a review of the Company's strategic alternatives and has retained UBS Investment Bank to assist in this process.

    Statement

    "The Board is firmly committed to a fair process that will yield the best result for all shareholders and the Company, and will evaluate and consider BMCA's proposal in the context of the overall process and all other proposals received.

    "Regarding BMCA's unwillingness to execute a customary confidentiality and standstill agreement, several parties have already signed our form agreement and are actively participating in our process, including by submitting indications of interest. We have simply requested that BMCA do likewise and participate on a fair and even basis with other interested parties. A number of the assertions in BMCA's letter are simply incorrect. Among other things, BMCA indicated no willingness to compromise on the terms of the agreement, insisting instead on preferential treatment not justified by their offer.

    "We continue to invite BMCA's participation in our process on a basis that enhances rather than reduces the likelihood of achieving the best possible result for our shareholders."

    As previously disclosed, the Company has not set a definitive timetable for completion of its evaluation and further there can be no assurances that the evaluation process will result in any transaction.

    About ElkCorp

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

    CONTACT: ElkCorp
             Stephanie Elwood, 972-851-0472
             Investor Relations Manager
             or
             Sard Verbinnen & Co
             Jim Barron, 212-687-8080